Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of STAK Inc. and its subsidiaries (the “Company”) of our report dated November 5, 2025, relating to our audits of the consolidated balance sheets of the Company as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2025 and the related notes, appearing in the Annual Report on Form 20-F of the Company.

We also consent to the reference of our Firm under the caption “Experts” in this Registration Statement.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

November 14, 2025